Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GILEAD SCIENCES, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Gilead Sciences, Inc. (the “Corporation”), a Delaware corporation, does hereby certify as follows:
FIRST: Paragraph (A) of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
A. No director or Officer (as defined below) of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Paragraph (A) of Article IV shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of liability of directors or Officers, then the liability of a director or Officer, as applicable, shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. All references in this Paragraph (A) of Article IV to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the Delaware General Corporation Law.
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 9th day of May, 2024.

GILEAD SCIENCES, INC.

By:	/s/ Daniel O’Day
	Name:	Daniel O’Day
	Title:	Chief Executive Officer